For Immediate Release

CONSOLIDATED WATER CO. LTD. REPORTS
FIRST QUARTER OPERATING RESULTS

NET INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS RISES 52% AND DILUTED EPS INCREASE 50%
FROM PRIOR-YEAR LEVELS

GEORGE TOWN, Grand Cayman, Cayman Islands (May 11, 2009) -- Consolidated Water Co. Ltd. (NASDAQ Global Select Market: “CWCO”) today reported its operating results for the first quarter of 2009.  The Company will host an investor conference call tomorrow – Tuesday, March 12, 2009 -- at 11:00 a.m. EDT (see details below).

For the three months ended March 31, 2009, revenues increased 11% to approximately $15.9 million, compared with revenues of approximately $14.3 million in the first quarter of 2008.  Retail water sales rose 12% to approximately $6.5 million, versus approximately $5.8 million in the quarter ended March 31, 2008, reflecting a 7% increase in the volume of water sold and annual price increases resulting from inflation adjustments.  Bulk water revenues declined 7% to approximately $6.4 million in the most recent quarter, compared with approximately $6.9 million in year-earlier period, due to a 2% decline in the volume of water sold and a reduction in energy costs passed through to customers.  Services revenues increased 87% to approximately $2.9 million in the first quarter of 2009, compared with approximately $1.6 million in the first quarter of 2008, due to higher relative project construction expenditures.

Net income attributable to common shareholders increased 52% to $2,550,158, or $0.18 per diluted share, in the three months ended March 31, 2009, compared with net income of $1,673,867, or $0.12 per diluted share, in the quarter ended March 31, 2008.  The improvement in net income during the most recent quarter reflects higher gross profits for all three business segments.

Consolidated gross profit increased 32% to approximately $6.0 million, versus $4.5 million in the prior-year quarter.  Gross profit on Retail revenues approximated $4.0 million (61% of revenues) in the quarter ended March 31, 2009, compared with approximately $3.3 million (56% of revenues) in the quarter ended March 31, 2008.  Gross profit on Bulk revenues increased to approximately $1.4 million (22% of revenues), compared with approximately $1.0 million (15% of revenues) in the year-earlier period.  Gross profit on Services revenues approximated $0.6 million in the first quarter of 2009 and $0.2 million in the first quarter of 2008.

General and administrative expenses approximated $2.5 million in both of the first quarters of 2009 and 2008.

Interest income decreased substantially, from $452,690 in the first quarter of 2008 to $158,304 in the most recent quarter, primarily reflecting a reduction in the rates of interest earned on average balances invested in interest-bearing deposit accounts.    Interest expense was relatively unchanged at $426,229 in the quarter ended March 31, 2009, versus $446,558 in the quarter ended March 31, 2008.

The Company’s equity in the loss of its OC-BVI affiliate in the British Virgin Islands totaled $608,999 in the most recent quarter, versus $497,497 in the first quarter of 2008.

“Our 52% increase in net income attributable to common shareholders in the first quarter of 2009 was driven primarily by improvements in gross profit margins,” noted Rick McTaggart, Chief Executive Officer of Consolidated Water Co. Ltd.  “In particular, gross margins in our Bulk water segment expanded significantly, from 15% of revenues in last year’s first quarter to 22% in the most recent quarter, primarily due to efficiency improvements in our Bahamas operations.  These improvements were the result of capital projects that we completed at the Windsor plant last October, and we expect to improve efficiencies further when we complete the replacement of RO membranes on the last two production units at the Windsor plant during the second quarter of 2009.”

“Our Retail water segment recorded increases in both sales and gross margins during the first quarter.  The volume of water delivered to our retail customers rose 7% from prior-year levels and was up almost 37% when compared with the fourth quarter of 2008.  We attribute the increase in Retail sales primarily to drier weather conditions in the Cayman Islands during the quarter ended March 31, 2009.  Meanwhile, Retail gross margins expanded to 61% of revenues in the most recent quarter, versus 56% a year earlier.”

“Regarding the OC-BVI litigation, we are now able to report that a timetable is developing that should lead to a resolution of our affiliate’s dispute with the Government of the British Virgin Islands,” continued McTaggart.  “OC-BVI has been informed that the ownership lawsuit involving the Baughers Bay plant should proceed to trial in June or July 2009.  Meanwhile, the Bar Bay plant in BVI began operating in January 2009 and is performing as expected.  OC-BVI is now delivering, on average, about 200,000 gallons of water per day to the BVI government from the new plant.  The BVI government will be required to purchase a minimum of 600,000 gallons per day when OC-BVI completes work on the pipeline to deliver water from the Bar Bay plant to the government’s reservoir in the second quarter of 2009.”

The Company will host a conference call at 11:00 a.m. EDT tomorrow – Tuesday, May 12, 2009.  Shareholders and other interested parties may participate in the conference call by dialing 800-860-2442 (international/local participants dial 412-858-4600) and requesting participation in the “Consolidated Water Conference Call” a few minutes before 11:00 a.m. EDT on May 12, 2009.   A replay of the conference call will be available one hour after the call through May 19, 2009 by dialing 877-344-7529 (international/local participants dial 412-317-0088) and entering the conference ID 430567.

CWCO-E

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. The Company operates water production and/or distribution facilities in the Cayman Islands, Belize, the British Virgin Islands, The Commonwealth of The Bahamas and Bermuda. Additional information on the Company is available on its website at http://www.cwco.com.

Consolidated Water Co. Ltd. is headquartered in George Town, Grand Cayman, in the Cayman Islands.  The Company’s ordinary (common) shares are traded on the NASDAQ Global Select Market under the symbol “CWCO”.  Additional information on the Company is available on its website at http://www.cwco.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “intend”, “expect”, “should” or similar expressions.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, changes in its relationship with the Governments of the jurisdictions in which it operates, the manner in which the disputed issues between OC-BVI and the BVI Government are resolved, the ability to successfully secure contracts for water projects in other countries, the ability to develop and operate such projects profitably and the Company’s ability to manage growth and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:

Frederick W. McTaggart, President and CEO, at (345) 945-4277 or David W. Sasnett, Executive Vice President and CFO, at (954) 427-6283 or via e-mail at info@cwco.com
http://www.cwco.com
 or
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via e-mail at info@rjfalkner.com

(Financial Highlights Follow)

CONSOLIDATED WATER CO. LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
	March 31,	December 31,
	2009	2008
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$34,839,674	$36,261,345
Accounts receivable, net	15,863,303	13,911,312
Inventory	1,945,810	1,617,484
Prepaid expenses and other current assets	1,099,147	1,444,445
Current portion of loans receivable	657,053	768,803
Total current assets	54,404,987	54,003,389

Property, plant and equipment, net	58,451,133	58,937,980
Construction in progress	6,109,782	6,157,958
Costs and estimated earnings in excess of billings - construction project	9,244,392	7,377,554
Inventory non-current	2,915,223	2,971,949
Loans receivable	1,471,952	1,560,420
Investment in and loan to affiliate	13,788,381	14,371,312
Intangible assets, net	2,051,634	2,144,162
Goodwill	3,587,754	3,587,754
Other assets	3,491,037	3,544,096
Total assets	$155,516,275	$154,656,574
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and other current liabilities	$6,674,765	$7,310,327
Dividends payable	1,006,583	1,006,414
Current portion of long term debt	1,251,787	1,229,071
Total current liabilities	8,933,135	9,545,812
Long term debt	20,807,673	21,129,269
Other liabilities	413,633	430,717
Total liabilities	30,154,441	31,105,798
Stockholders’ equity
Controlling interests:
Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares;
issued and outstanding 17,366 and 17,366 shares, respectively	10,420	10,420
Class A common stock, $0.60 par value. Authorized 24,655,000 shares;
issued and outstanding 14,531,913 and 14,529,360 shares, respectively	8,719,148	8,717,616
Class B common stock, $0.60 par value. Authorized 145,000 shares;
none issued or outstanding	-	-
Additional paid-in capital	80,568,872	80,461,942
Retained earnings	33,945,051	32,340,077
	123,243,491	121,530,055
Noncontrolling interests	2,118,343	2,020,721
Total stockholders’ equity	125,361,834	123,550,776
Total liabilities and stockholders’ equity	$155,516,275	$154,656,574

CONSOLIDATED WATER CO. LTD.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
	Three Months Ended March 31,
	2009	2008

Retail water revenues	$6,537,328	$5,816,938
Bulk water revenues	6,406,993	6,916,730
Services revenues	2,919,734	1,557,894

Total revenues	15,864,055	14,291,562

Cost of retail revenues	2,549,119	2,550,597
Cost of bulk revenues	4,986,569	5,888,691
Cost of services revenues	2,347,867	1,316,216

Total cost of revenues	9,883,555	9,755,504

Gross profit	5,980,500	4,536,058

General and administrative expenses	2,501,203	2,466,592

Income from operations	3,479,297	2,069,466

Other income (expense):
Interest income	158,304	452,690
Interest expense	(426,229)	(446,558)
Other income	45,407	24,282
Equity in earnings (loss) of affiliate	(608,999)	(497,497)

Other income (expense), net	(831,517)	(467,083)

Consolidated net income	2,647,780	1,602,383
Income (loss) attributable to noncontrolling interests	97,622	(71,484)

Net income attributable to controlling interests	$2,550,158	$1,673,867

Basic earnings per common share	$0.18	$0.12
Diluted earnings per common share	$0.18	$0.12
Dividends declared per common share	$0.065	$0.130

Weighted average number of common shares used in the determination of:
Basic earnings per share	14,530,183	14,507,897
Diluted earnings per share	14,550,733	14,532,303